Exhibit 99.1

NEWS RELEASE
1901 Chouteau Avenue: St. Louis, MO 63103: Ameren.com

Contacts
Media	Analysts		Investors
Joe Muehlenkamp	Doug Fischer	Andrew Kirk	Investor Services
314.554.4135	314.554.4859	314.554.3942	800.255.2237
jmuehlenkamp@ameren.com	dfischer@ameren.com	akirk@ameren.com	invest@ameren.com
For Immediate Release
Ameren Announces 2015 Results
and Issues Earnings Guidance

•	2015 Core (Non-GAAP) Diluted Earnings Per Share Were $2.56, Compared to $2.40 in 2014

•	2015 GAAP Diluted EPS were $2.59, Compared to $2.40 in 2014

•	Lower Sales to Noranda Aluminum Estimated to Reduce 2016 Diluted EPS by 13 Cents

•	2016 Diluted EPS Guidance Range Established at $2.40 to $2.60

•	Expect Diluted EPS to Grow at 5% to 8% Compound Annual Rate from 2016 through 2020
ST. LOUIS (Feb. 19, 2016) — Ameren Corporation (NYSE: AEE) today announced 2015 net income attributable to common shareholders in accordance with generally accepted accounting principles (GAAP) of $630 million, or $2.59 per diluted share, compared to $586 million, or $2.40 per diluted share, for 2014. Excluding certain items discussed below, Ameren recorded core earnings of $622 million, or $2.56 per diluted share, for 2015, compared to core earnings of $587 million, or $2.40 per diluted share, for 2014.
The year-over-year increase in 2015 core earnings reflected increased investments in electric transmission and delivery infrastructure made under modern, constructive regulatory frameworks as well as the absence, in 2015, of a nuclear refueling and maintenance outage at the Callaway Energy Center, which is scheduled to occur every 18 months. The positive effects of these factors were partially offset by increased depreciation and amortization expenses and lower retail electric and gas sales volumes in 2015 driven by milder winter temperatures.
"We delivered strong earnings growth in 2015," said Warner L. Baxter, chairman, president and chief executive officer of Ameren Corporation. “Despite some challenges, including very mild fourth quarter weather, we were able to achieve this growth through the continued execution of our strategy, which includes allocating capital to jurisdictions with modern, constructive regulatory frameworks and managing costs in a disciplined manner."
Ameren recorded GAAP net income attributable to common shareholders for the three months ended Dec. 31, 2015, of $29 million, or 12 cents per diluted share, compared to $48 million, or 20 cents per diluted share, for the same period in 2014. Excluding results from discontinued operations discussed below, Ameren recorded core earnings of $30 million, or 12 cents per diluted share, for the three months ended Dec. 31, 2015, compared to $46 million, or 19 cents per diluted share, for the same period in 2014.

This year-over-year decrease in fourth quarter 2015 core earnings reflected lower retail electric and gas sales volumes primarily driven by milder winter temperatures, a higher effective income tax rate and the absence of a fourth quarter 2014 benefit resulting from a regulatory order regarding debt redemption costs. The negative effects of these factors were partially offset by the absence, in 2015, of a nuclear refueling and maintenance outage at the Callaway Energy Center and earnings on increased investments in electric transmission infrastructure.
The following items were excluded from core earnings for the three months and year ended Dec. 31, 2015 and 2014, as applicable:

•	Results from discontinued operations, primarily reflecting recognition of a tax benefit related to the resolution of an uncertain tax position, which increased 2015 GAAP net income by $52 million.

•
A provision for discontinuing pursuit of a construction and operating license (COL) for a second nuclear unit at Ameren Missouri's Callaway Energy Center, which decreased 2015 net income from continuing operations by $43 million.

A reconciliation of GAAP to core earnings per diluted share is as follows:

	Three Months Ended		Year Ended
	Dec. 31,		Dec. 31,
	2015	2014	2015	2014
GAAP EPS	$0.12	$0.20	$2.59	$2.40
Results from discontinued operations	—	(0.01)	(0.21)	—
Provision for Callaway COL	—	—	0.18	—
Core EPS	$0.12	$0.19	$2.56	$2.40
Earnings Guidance
Ameren expects 2016 diluted earnings per share to be in a range of $2.40 to $2.60 including an estimated 13 cents per share reduction related to significantly lower expected electric sales volumes to Noranda Aluminum, Inc. (Noranda), Ameren Missouri's largest customer. Ameren also expects diluted earnings per share to grow at a 5% to 8% compound annual rate from 2016 through 2020, excluding the expected temporary net effect of lower sales to Noranda in 2016. These increasing earnings are expected to be driven by projected rate base growth of approximately 6.5% compounded annually from 2015 through 2020.
"Looking ahead, we expect to continue to deliver strong long-term earnings per share growth compared to our peers as we execute our strategy," Baxter said. "In addition, we will continue to work constructively with key stakeholders to modernize Missouri’s regulatory framework to better support investment in that state’s aging energy infrastructure for the long-term benefit of our customers and the state of Missouri."
Earnings guidance for 2016 assumes normal temperatures, and along with Ameren's growth expectations, is subject to the effects of, among other things: 30-year U.S. Treasury bond yields; regulatory decisions and legislative actions; energy center and energy delivery operations; Noranda sales levels; energy, economic, capital and credit market conditions; severe storms; unusual or otherwise unexpected gains or losses; and other risks and uncertainties outlined, or referred to, in the Forward-looking Statements section of this press release.

Ameren Missouri Segment Results
Ameren Missouri segment 2015 GAAP and core earnings were $352 million and $395 million, respectively, compared to 2014 GAAP and core earnings of $390 million. The difference between 2015 GAAP and core earnings reflected the provision for the Callaway COL described previously. The core earnings increase reflected the absence, in 2015, of a nuclear refueling and maintenance outage at the Callaway Energy Center. This benefit was partially offset by lower capitalized financing costs and higher depreciation and amortization expenses. The comparison was also negatively affected by lower retail electric sales volumes in 2015 driven by milder winter temperatures.
Ameren Illinois Segment Results
Ameren Illinois segment 2015 earnings were $214 million, compared to 2014 earnings of $201 million. This comparison benefited from earnings on increased investments in electric transmission and delivery infrastructure and an Illinois Commerce Commission (ICC) order approving recovery of cumulative power usage costs. These positive factors were partially offset by a reduced allowed return on equity for the electric delivery business due to lower 30-year U.S. Treasury bond yields, higher depreciation and amortization expenses related to natural gas delivery service and the absence of a 2014 benefit resulting from an ICC order regarding debt redemption costs. The comparison was also negatively affected by lower retail electric and gas sales volumes in 2015 driven by milder winter temperatures.
Other Results from Continuing Operations, including ATXI and Parent
Other earnings, including those of Ameren Transmission Company of Illinois (ATXI) and the parent company, for 2015 were $14 million, compared to a loss of $4 million for 2014. These improvements reflected an increase in earnings at ATXI to $31 million from $14 million as a result of increased investments in electric transmission infrastructure.
Analyst Conference Call
Ameren will conduct a conference call for financial analysts at 9 a.m. Central Time on Friday, Feb. 19, to discuss 2015 earnings, earnings guidance and growth expectations, and regulatory and other matters. Investors, the news media and the public may listen to a live Internet broadcast of the call at Ameren.com by clicking on “Q4 2015 Ameren Corporation Earnings Conference Call,” followed by the appropriate audio link. An accompanying slide presentation will be available on Ameren’s website. The conference call and this presentation will be accessible in the “Investors” section of the website under “Webcasts & Presentations.” The analyst call will be available for replay on Ameren’s website for one year. In addition, a telephone replay of the conference call will be available beginning at approximately noon Central Time from Feb. 19 through Feb. 26 by dialing U.S. and Canada 877.660.6853 or international 201.612.7415, and entering ID number 13629810.

About Ameren
St. Louis-based Ameren Corporation powers the quality of life for 2.4 million electric customers and more than 900,000 natural gas customers in a 64,000-square-mile area through its Ameren Missouri and Ameren Illinois rate-regulated utility subsidiaries. Ameren Illinois provides electric delivery and transmission service as well as natural gas delivery service while Ameren Missouri provides vertically integrated electric service, with generating capacity of over 10,200 megawatts, and natural gas delivery service. Ameren Transmission Company of Illinois develops regional electric transmission projects. Follow the company on Twitter @AmerenCorp. For more information, visit Ameren.com.
Use of Non-GAAP Financial Measures
In this release, Ameren has presented core earnings, which is a non-GAAP measure and may not be comparable to those of other companies. A reconciliation of GAAP to non-GAAP results has been included in this release. Generally, core earnings (or losses) include earnings or losses attributable to common stockholders and exclude income or loss from discontinued operations and income or loss from significant discrete items that management does not consider representative of ongoing earnings, such as the Callaway COL provision. Ameren uses core earnings internally for financial planning and for analysis of performance. Ameren also uses core earnings as the primary performance measurement when communicating with analysts and investors regarding our earnings results and outlook, as the company believes that core earnings allow the company to more accurately compare its ongoing performance across periods. In providing core earnings guidance, there could be differences between core earnings and earnings prepared in accordance with GAAP as a result of our treatment of certain items, such as those described above. Ameren is unable to estimate the impact, if any, on future GAAP earnings of such items.

Forward-looking Statements
Statements in this release not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to identify important factors that could cause actual results to differ materially from those anticipated. The following factors, in addition to those discussed under Risk Factors in Ameren’s Form 10-K for the year ended Dec. 31, 2014, and elsewhere in this release and in our other filings with the Securities and Exchange Commission, could cause actual results to differ materially from management expectations suggested in such forward-looking statements:

•
regulatory, judicial, or legislative actions, including changes in regulatory policies and ratemaking determinations, that may result from the complaint cases filed with the Federal Energy Regulatory Commission (FERC) seeking a reduction in the allowed base return on common equity under the Midcontinent Independent System Operator tariff, the review of the calculation of the fuel adjustment clause provision that allows Ameren Missouri to retain a portion of off-system sales it makes as a result of reduced tariff sales to Noranda, and future regulatory, judicial, or legislative actions designed to change regulatory recovery mechanisms;

•
the effect of Ameren Illinois participating in a performance-based formula ratemaking process under the IEIMA, including the direct relationship between Ameren Illinois’ return on common equity and 30-year United States Treasury bond yields, the related financial commitments required by the IEIMA, and the resulting uncertain impact on Ameren Illinois' results of operations, financial position, and liquidity;

•	our ability to align our overall spending, both operating and capital, with regulatory frameworks established by our regulators in an attempt to earn our allowed return on equity;

•	the effects of changes in laws and other governmental actions, including monetary, fiscal, tax, and energy policies;

•	the effects of changes in federal, state, or local tax laws, regulations, interpretations, or rates and any challenges to the tax positions we have taken;

•
the effects on demand for our services resulting from technological advances, including advances in customer energy efficiency and distributed generation sources, which generate electricity at the site of consumption and are becoming more cost-competitive;

•
the effectiveness of Ameren Missouri’s customer energy efficiency programs and the related amount of any revenues and performance incentive earned under the MEEIA plans approved in August 2012, February 2016, and any future approved MEEIA plan;

•	the timing of increasing capital expenditure and operating expense requirements and our ability to recover these costs in a timely manner;

•
the cost and availability of fuel such as coal, natural gas, and enriched uranium used to produce electricity; the cost and availability of purchased power and natural gas for distribution; and the level and volatility of future market prices for such commodities, including our ability to recover the costs for such commodities and our customers’ tolerance for the related rate increases;

•	the effectiveness of our risk management strategies and our use of financial and derivative instruments;

•
the ability to obtain sufficient insurance, including insurance relating to Ameren Missouri’s Callaway Energy Center and insurance for cyber attacks, and to recover the costs of such insurance or, in the absence of insurance, the ability to recover uninsured losses;

•	business and economic conditions, including their impact on key customers, interest rates, collection of our receivable balances, and demand for our products;

•
Noranda's bankruptcy filing, the expected curtailment of operations at its aluminum smelter located in southeast Missouri, and the resulting impacts to Ameren Missouri's ability to recover its revenue requirement;

•
revisions to Ameren Missouri’s long-term power supply agreement with Noranda, including Ameren Missouri’s notification to terminate the agreement effective June 1, 2020, and Ameren Missouri’s decision as to whether to seek MoPSC approval to cease providing electricity to Noranda thereafter;

•
disruptions of the capital markets, deterioration in our credit metrics, or other events that may have an adverse effect on the cost or availability of capital, including short-term credit and liquidity;

•	the impact of the adoption of new accounting guidance and the application of appropriate technical accounting rules and guidance;

•	actions of credit rating agencies and the effects of such actions;

•	the impact of weather conditions and other natural phenomena on us and our customers, including the impact of system outages;

•	the construction, installation, performance, and cost recovery of generation, transmission, and distribution assets;

•
the effects of breakdowns or failures of equipment in the operation of natural gas distribution and transmission systems and storage facilities, such as leaks, explosions and mechanical problems, and compliance with natural gas safety regulations;

•	the effects of our increasing investment in electric transmission projects and the uncertainty as to whether we will achieve our expected returns in a timely fashion;

•	operation of Ameren Missouri’s Callaway Energy Center, including planned and unplanned outages, and decommissioning costs;

•	the effects of strategic initiatives, including mergers, acquisitions and divestitures, and any related tax implications;

•
the impact of current environmental regulations and new, more stringent, or changing requirements, including those related to carbon dioxide, other emissions and discharges, cooling water intake structures, coal combustion residuals, and energy efficiency, that are enacted over time and that could limit or terminate the operation of certain of our energy centers, increase our costs or investment requirements, result in an impairment of our assets, cause us to sell our assets, reduce our customers’ demand for electricity or natural gas, or otherwise have a negative financial effect;

•	the impact of complying with renewable energy portfolio requirements in Missouri;

•	labor disputes, work force reductions, future wage and employee benefits costs, including changes in discount rates, mortality tables, and returns on benefit plan assets;

•	the inability of our counterparties to meet their obligations with respect to contracts, credit agreements, and financial instruments;

•	the cost and availability of transmission capacity for the energy generated by Ameren Missouri’s energy centers or required to satisfy Ameren Missouri’s energy sales;

•	legal and administrative proceedings;

•
the impact of cyber attacks, which could result in the loss of operational control of energy centers and electric and natural gas transmission and distribution systems and/or the loss of data, such as utility customer data and account information; and

•	acts of sabotage, war, terrorism, or other intentionally disruptive acts.

New factors emerge from time to time; it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. Except to the extent required by the federal securities laws, we undertake no obligation to update or revise publicly any forward-looking statements to reflect new information or future events.

# # #

AMEREN CORPORATION (AEE)
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Operating Revenues:
Electric	$1,087	$1,049	$5,180	$4,913
Gas	221	321	918	1,140
Total operating revenues	1,308	1,370	6,098	6,053
Operating Expenses:
Fuel	208	188	878	826
Purchased power	121	121	514	461
Gas purchased for resale	95	183	415	615
Other operations and maintenance	438	453	1,694	1,684
Provision for Callaway construction and operating license	—	—	69	—
Depreciation and amortization	202	194	796	745
Taxes other than income taxes	104	106	473	468
Total operating expenses	1,168	1,245	4,839	4,799
Operating Income	140	125	1,259	1,254
Other Income and Expenses:
Miscellaneous income	20	19	74	79
Miscellaneous expense	8	2	30	22
Total other income	12	17	44	57
Interest Charges	91	75	355	341
Income Before Income Taxes	61	67	948	970
Income Taxes	30	20	363	377
Income from Continuing Operations	31	47	585	593
Income (Loss) from Discontinued Operations, Net of Taxes	(1)	2	51	(1)
Net Income	30	49	636	592
Less: Net Income from Continuing Operations Attributable to Noncontrolling Interests	1	1	6	6
Net Income (Loss) Attributable to Ameren Common Shareholders:
Continuing Operations	30	46	579	587
Discontinued Operations	(1)	2	51	(1)
Net Income Attributable to Ameren Common Shareholders	$29	$48	$630	$586
Earnings per Common Share – Basic:
Continuing Operations	$0.12	$0.19	$2.39	$2.42
Discontinued Operations	—	0.01	0.21	—
Earnings per Common Share – Basic	$0.12	$0.20	$2.60	$2.42

Earnings per Common Share – Diluted:
Continuing Operations	$0.12	$0.19	$2.38	$2.40
Discontinued Operations	—	0.01	0.21	—
Earnings per Common Share – Diluted	$0.12	$0.20	$2.59	$2.40

Average Common Shares Outstanding – Basic	242.6	242.6	242.6	242.6
Average Common Shares Outstanding – Diluted	243.0	244.5	243.6	244.4

AMEREN CORPORATION (AEE)
CONSOLIDATED BALANCE SHEET
(Unaudited, in millions)

	December 31, 2015	December 31, 2014
ASSETS
Current Assets:
Cash and cash equivalents	$292	$5
Accounts receivable - trade (less allowance for doubtful accounts)	388	423
Unbilled revenue	239	265
Miscellaneous accounts and notes receivable	98	81
Materials and supplies	538	524
Current regulatory assets	260	295
Other current assets	88	86
Assets of discontinued operations	14	15
Total current assets	1,917	1,694
Property and Plant, Net	18,799	17,424
Investments and Other Assets:
Nuclear decommissioning trust fund	556	549
Goodwill	411	411
Regulatory assets	1,382	1,582
Other assets	575	629
Total investments and other assets	2,924	3,171
TOTAL ASSETS	$23,640	$22,289
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term debt	$395	$120
Short-term debt	301	714
Accounts and wages payable	777	711
Taxes accrued	43	46
Interest accrued	89	85
Current regulatory liabilities	80	106
Other current liabilities	379	434
Liabilities of discontinued operations	29	33
Total current liabilities	2,093	2,249
Long-term Debt, Net	6,880	6,085
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	3,885	3,571
Accumulated deferred investment tax credits	60	64
Regulatory liabilities	1,905	1,850
Asset retirement obligations	618	396
Pension and other postretirement benefits	580	705
Other deferred credits and liabilities	531	514
Total deferred credits and other liabilities	7,579	7,100
Ameren Corporation Shareholders’ Equity:
Common stock	2	2
Other paid-in capital, principally premium on common stock	5,616	5,617
Retained earnings	1,331	1,103
Accumulated other comprehensive loss	(3)	(9)
Total Ameren Corporation shareholders’ equity	6,946	6,713
Noncontrolling Interests	142	142
Total equity	7,088	6,855
TOTAL LIABILITIES AND EQUITY	$23,640	$22,289

AMEREN CORPORATION (AEE)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited, in millions)

	Year Ended December 31,
	2015	2014
Cash Flows From Operating Activities:
Net income	$636	$592
Loss (Income) from discontinued operations, net of tax	(51)	1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for Callaway construction and operating license	69	—
Depreciation and amortization	777	710
Amortization of nuclear fuel	97	81
Amortization of debt issuance costs and premium/discounts	22	22
Deferred income taxes and investment tax credits, net	369	451
Allowance for equity funds used during construction	(30)	(34)
Stock-based compensation costs	24	25
Other	(10)	(24)
Changes in assets and liabilities	118	(267)
Net cash provided by operating activities – continuing operations	2,021	1,557
Net cash used in operating activities – discontinued operations	(4)	(6)
Net cash provided by operating activities	2,017	1,551
Cash Flows From Investing Activities:
Capital expenditures	(1,917)	(1,785)
Nuclear fuel expenditures	(52)	(74)
Purchases of securities – nuclear decommissioning trust fund	(363)	(405)
Sales and maturities of securities – nuclear decommissioning trust fund	349	391
Proceeds from note receivable – Illinois Power Marketing Company	20	95
Contributions to note receivable – Illinois Power Marketing Company	(8)	(89)
Other	20	11
Net cash used in investing activities – continuing operations	(1,951)	(1,856)
Net cash provided by (used in) investing activities – discontinued operations	(25)	139
Net cash used in investing activities	(1,976)	(1,717)
Cash Flows From Financing Activities:
Dividends on common stock	(402)	(390)
Dividends paid to noncontrolling interest holders	(6)	(6)
Short-term debt, net	(413)	346
Redemptions and maturities of long-term debt	(120)	(697)
Issuances of long-term debt	1,197	898
Capital issuance costs	(12)	(11)
Other	2	1
Net cash provided by financing activities – continuing operations	246	141
Net change in cash and cash equivalents	287	(25)
Cash and cash equivalents at beginning of year	5	30
Cash and cash equivalents at end of year – continuing operations	$292	$5

AMEREN CORPORATION (AEE)
OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Electric Sales - kilowatthours (in millions):
Ameren Missouri
Residential	2,717	3,170	12,903	13,649
Commercial	3,320	3,443	14,574	14,649
Industrial	2,021	2,089	8,273	8,600
Off-system	1,870	1,384	7,380	6,170
Other	36	35	126	124
Ameren Missouri total	9,964	10,121	43,256	43,192
Ameren Illinois
Residential
Power supply and delivery service	1,034	1,222	4,797	4,662
Delivery service only	1,487	1,591	6,757	7,222
Commercial
Power supply and delivery service	663	602	2,837	2,535
Delivery service only	2,290	2,413	9,443	9,643
Industrial
Power supply and delivery service	259	386	1,589	1,674
Delivery service only	2,524	2,656	10,274	10,576
Other	130	132	524	518
Ameren Illinois total	8,387	9,002	36,221	36,830
Eliminate affiliate sales	(179)	—	(385)	(67)
Ameren Total from Continuing Operations	18,172	19,123	79,092	79,955
Electric Revenues (in millions):
Ameren Missouri
Residential	$285	$287	$1,464	$1,417
Commercial	254	247	1,258	1,203
Industrial	99	102	469	475
Off-system	53	36	195	173
Other	27	20	84	120
Ameren Missouri total	$718	$692	$3,470	$3,388
Ameren Illinois
Residential
Power supply and delivery service	$113	$115	$495	$468
Delivery service only	75	63	363	308
Commercial
Power supply and delivery service	59	53	247	233
Delivery service only	50	42	227	185
Industrial
Power supply and delivery service	12	19	71	87
Delivery service only	13	11	53	42
Other	45	57	227	199
Ameren Illinois total	$367	$360	$1,683	$1,522
ATXI
Transmission services	$14	$4	$70	$33
Other and intercompany eliminations	(12)	(7)	(43)	(30)
Ameren Total from Continuing Operations	$1,087	$1,049	$5,180	$4,913

AMEREN CORPORATION (AEE)
OPERATING STATISTICS FROM CONTINUING OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Electric Generation - kilowatthours (in millions):
Ameren Missouri	9,648	9,754	42,424	43,474
Fuel Cost per kilowatthour (in cents):
Ameren Missouri	1.799	1.962	1.865	1.928
Gas Sales - dekatherms (in thousands):
Ameren Missouri	4,505	5,504	17,770	19,054
Ameren Illinois	41,539	53,622	165,157	183,756
Ameren Total	46,044	59,126	182,927	202,810
		December 31, 2015		December 31, 2014
Common Stock:
Shares outstanding (in millions)		242.6		242.6
Book value per share		$28.63		$27.67
Capitalization Ratios:
Common equity		48.3%		48.8%
Preferred stock		1.0%		1.0%
Debt, net of cash		50.7%		50.2%